Exhibit 99.1

MURPHY OIL ANNOUNCES SECOND QUARTER EARNINGS

EL DORADO, Arkansas, August 5, 2009 – Murphy Oil Corporation (NYSE: MUR) announced today that net income in the second quarter of 2009 was $158.8 million ($0.83 per diluted share) compared to net income of $619.2 million ($3.22 per diluted share) in the second quarter of 2008. Net income in the 2009 quarter included a $24.7 million after-tax charge ($0.13 per diluted share) associated with an anticipated reduction of the Company’s working interest in the Terra Nova field, offshore Eastern Canada. The Terra Nova joint operating agreement requires a redetermination process to occur with resulting adjustments settled in cash and applied retroactively to the deemed date of payout which is approximately January 2005. The second quarter charge assumes a working interest reduction from the current 12.0% to approximately 11.5%. The redetermination process is expected to be arbitrated with completion anticipated in 2010. The final results of the arbitration could further reduce the Company’s working interest percentage. The 2009 quarter also included $13.4 million of after-tax gains ($0.07 per diluted share) from insurance settlements for fire and hurricane damages in prior years at the Meraux, Louisiana, refinery, and a $2.1 million after-tax loss ($0.01 per diluted share in discontinued operations) for post-closing settlements and other adjustments on the sale of Ecuador properties that occurred in the first quarter 2009. Net income in the second quarter 2008 included a $67.9 million after-tax gain ($0.35 per diluted share) on sale of the Lloydminster property in Western Canada.

For the first six months of 2009, net income totaled $329.9 million ($1.72 per diluted share) compared to net income of $1,028.2 million ($5.36 per diluted share) for the same period in 2008. The six-month 2009 period included after-tax gains of $103.6 million ($0.54 per diluted share in discontinued operations) from the sale of Ecuador properties. The 2008 six-month period included after-tax gains from the sales of Canadian assets totaling $108.3 million ($0.57 per diluted share).

Second Quarter 2009 vs. Second Quarter 2008

Exploration and Production (E&P)

The Company’s income from continuing exploration and production operations was $118.3 million in the second quarter of 2009 compared to $576.5 million in the same quarter of 2008. Income in the 2009 quarter was weaker primarily due to lower crude oil and natural gas sales prices compared to 2008. The 2009 quarter also included the $24.7 million after-tax charge for an anticipated redetermination of working interest at the Terra Nova field. Income for the 2008 quarter included an after-tax gain of $67.9 million from sale of the Lloydminster property in Canada. Total crude oil and gas liquids production was 118,145 barrels per day in the second quarter of 2009 compared to 111,493 barrels per day in the 2008 quarter, with the increase primarily attributable to production at the Kikeh field, offshore Sabah, Malaysia, where additional wells were brought on production after the second quarter 2008. Crude oil production was lower off the East Coast of Canada due to more downtime for maintenance at Hibernia, and was also lower in Western Canada due to the sale of the Lloydminster heavy oil property in 2008. Additionally, Syncrude oil production was lower in 2009 than 2008 due to more downtime for maintenance in the current period. Crude oil production from discontinued operations in 2008 was attributable to the Ecuador properties sold by Murphy in the first quarter 2009. Crude oil and gas liquids sales volumes averaged 112,538 barrels per day in the second quarter of 2009 compared to 110,366 barrels per day in the 2008 quarter. The Company’s worldwide crude oil and condensate sales prices averaged $53.55 per barrel for the second quarter of 2009 compared to $115.35 per barrel in the second quarter of 2008. Natural gas sales volumes increased from 55 million cubic feet per day in the second quarter of 2008 to 147 million cubic feet per day in the 2009 quarter, with the increase primarily due to December 2008 start-ups of gas production in the Tupper area in British Columbia, Canada, and at the Kikeh field. North American natural gas sales prices averaged $3.25 per thousand cubic feet (MCF) in the 2009 quarter compared to $11.70 per MCF in the same quarter of 2008. Exploration expenses were $35.0 million in the second quarter of 2009 compared to $60.4 million in the same period of 2008, with the decrease mainly attributable to lower dry hole expense in Malaysia and lower geophysical expense in the U.S. in the just completed quarter compared to a year ago.

Refining and Marketing (R&M)

The Company’s refining and marketing operations generated income of $27.8 million in the second quarter 2009 compared to income of $77.3 million in the same quarter of 2008. The R&M earnings decline in the 2009 second quarter was primarily in the United Kingdom, where quarterly earnings were $6.4 million in 2009 compared to $72.3 million in 2008. Income for the United Kingdom R&M business declined primarily due to much weaker refining margins which were hurt by rising crude oil prices that were not fully recovered through higher refined product prices. R&M operations in North America earned $21.4 million in the 2009 quarter, up from $5.0 million earned in the 2008 period. U.S. refining margins in the 2009 quarter were slightly improved compared to the 2008 quarter, and the 2009 quarter included the aforementioned insurance settlements at the Meraux refinery, which totaled $13.4 million after taxes. Additionally, the Company’s Superior, Wisconsin refinery was shut down for a complete turnaround for five weeks during the 2008 quarter.

Corporate

Corporate functions had net benefits of $14.8 million in the 2009 second quarter compared to net costs of $35.3 million in the 2008 second quarter, with the improvement in 2009 related to favorable foreign exchange results and lower net interest expense. The weakening of the U.S. dollar versus certain foreign currencies during the second quarter 2009 led to foreign exchange gains, primarily in the United Kingdom. After-tax foreign currency effects were gains of $33.6 million in the 2009 quarter compared to losses of $4.8 million in the same 2008 quarter. Net interest expense was less in the 2009 quarter due to both lower interest rates paid on borrowed funds and more interest expense capitalized to oil and natural gas development projects.

First Six Months 2009 vs. First Six Months 2008

Exploration and Production (E&P)

The Company’s E&P business earned $168.6 million from continuing operations in the first six months of 2009 compared to earnings of $1,003.7 million in the same period of 2008. Earnings in 2009 were negatively affected by significantly lower crude oil and natural gas sales prices compared to a year ago, and the aforementioned $24.7 million charge after taxes for an anticipated redetermination at the Terra Nova field. The Company benefited from higher crude oil and natural gas sales volumes in 2009 compared to 2008. The 2008 period included after-tax gains of $108.3 million on properties sold in Western Canada. Crude oil and gas liquids production for the first six months of 2009 averaged 128,673 barrels per day compared to 112,416 barrels per day in 2008. The production increase in 2009 was mostly caused by higher crude oil produced at the Kikeh field, offshore Sabah, Malaysia, due to additional wells coming onstream throughout 2008. Natural gas sales volumes were 129 million cubic feet per day in 2009 compared to 62 million cubic feet per day in 2008, with the increase resulting mostly from gas production at the Tupper area in British Columbia and the Kikeh field in Malaysia, both of which commenced production in December 2008. Crude oil and condensate sales prices averaged $47.09 per barrel in the 2009 period compared to $101.65 per barrel in 2008. North American natural gas was sold at an average of $3.89 per MCF in 2009, compared to

$9.83 per MCF in 2008. Exploration expenses were $146.1 million in 2009 compared to $126.9 million in 2008 and the increase in the 2009 period primarily resulted from higher dry hole costs related to unsuccessful wildcat drilling in Australia and the United States. Geophysical expenses were significantly lower in the 2009 period as reduced seismic activities in the U.S., Canada and Malaysia more than offset 3-D seismic acquired offshore Suriname.

Refining and Marketing (R&M)

The Company’s refining and marketing operations had earnings of $38.6 million in the first six months of 2009, compared to earnings of $87.5 million in the same 2008 period. Income from North American R&M operations improved from $6.0 million in the 2008 period to $36.0 million in 2009 due to better refining margins and insurance settlements in the current period. Income from R&M operations in the U.K. declined significantly in the 2009 period, totaling $2.6 million in the current year compared to $81.5 million in 2008, as this operation experienced significantly weaker refining margins in the current year.

Corporate and Other

Corporate after-tax results were a $24.9 million benefit in the first six months of 2009 compared to $64.5 million of costs in the 2008 period. The improved results in 2009 were caused by favorable foreign exchange effects in 2009 compared to unfavorable effects in 2008 and lower net interest expense in 2009. Total after-tax effects for foreign currency exchange were gains of $59.7 million in the 2009 period compared to costs of $10.7 million in the same period of 2008. Less net interest expense in 2009 was attributable to a combination of lower interest rates on outstanding notes payable and higher interest amounts capitalized to ongoing oil and natural gas development projects.

David M. Wood, President and Chief Executive Officer, commented, “Murphy Oil’s exploratory drilling program has been quite successful in recent weeks, with the Company making four announced discoveries since the issuance of the first quarter earnings release. In the second quarter 2009, the Company announced three discoveries, including Samurai in Green Canyon Block 432 in the Gulf of Mexico, Siakap North in Block K Malaysia, and East Patricia in Block SK Malaysia. In July 2009, a discovery was announced at the Turquoise Marine prospect in the MPS block, offshore the Republic of the Congo. We are currently engaged in follow-up drilling at the Siakap discovery. Further appraisal drilling is currently being planned for the other newly discovered resources. We have successfully initiated production at the Thunder Hawk field in the Gulf of Mexico in recent days – additionally, the Azurite field offshore the Republic of the Congo is set to come on production shortly. Also, we expect first natural gas production in the shallow-water Block SK fields offshore Malaysia during the third quarter. As these new fields ramp-up, they will further add to our growing production profile in the second half of 2009. Our downstream businesses in the United States and United Kingdom both showed improved operating profits in the second quarter compared to the previous quarter, but we anticipate continued tight refining margins for the remainder of 2009.

“Total production in the third quarter of 2009 should average 169,000 barrels of oil equivalent per day, but sales volumes are projected to average 162,000 barrels of oil equivalent per day. We currently expect earnings in the third quarter to be between $0.80 and $1.00 per diluted share. This earnings projection includes a contribution from our refining and marketing business of $35 to $45 million, and total exploration expense ranging from $25 to $55 million. Projected results for the third quarter could be affected by commodity prices, drilling results, timing of oil sales and refining and marketing margins.”

The public is invited to access the Company’s conference call to discuss second quarter 2009 results on Thursday, August 6, at 12:00 p.m. CDT either via the Internet through the Investor Relations section of Murphy Oil’s website at http://www.murphyoilcorp.com/ir or via telephone by dialing 1-877-941-8610. The telephone reservation number for the call is 4112059. Replays of the call will be available through the same address on Murphy Oil’s website, and a recording of the call will be available through August 10 by calling 1-800-406-7325. Audio downloads of the conference will be available on Murphy’s website through September 1, 2009.

Summary financial data and operating statistics for the second quarter and first six months of 2009 with comparisons to 2008 are contained in the attached tables.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events or results, are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include, but are not limited to, the volatility and level of crude oil and natural gas prices, the level and success rate of our exploration programs, our ability to maintain production rates and replace reserves, political and regulatory instability, and uncontrollable natural hazards. For further discussion of risk factors, see Murphy’s 2008 Annual Report on Form 10-K on file with the U.S. Securities and Exchange Commission. Murphy undertakes no duty to publicly update or revise any forward-looking statements.

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MURPHY OIL CORPORATION

FUNCTIONAL RESULTS OF OPERATIONS (Unaudited)

(Millions of dollars)

	Three Months Ended June 30, 2009		Three Months Ended June 30, 2008*
	Revenues	Income	Revenues	Income
Exploration and production
United States	$82.9	3.9	182.5	71.4
Canada	175.2	(6.4)	477.0	236.4
United Kingdom	15.1	3.6	37.5	14.4
Malaysia	306.2	127.2	544.1	263.4
Other	.2	(10.0)	(.6)	(9.1)

	579.6	118.3	1,240.5	576.5

Refining and marketing
North America	3,241.4	21.4	5,532.8	5.0
United Kingdom	688.0	6.4	1,594.6	72.3

	3,929.4	27.8	7,127.4	77.3

	4,509.0	146.1	8,367.9	653.8
Intersegment transfers elimination	(9.5)	—	(26.8)	—

	4,499.5	146.1	8,341.1	653.8
Corporate	56.3	14.8	3.1	(35.3)

Revenue/income from continuing operations	4,555.8	160.9	8,344.2	618.5
Discontinued operations, net of tax	—	(2.1)	—	.7

Total revenues/net income	$4,555.8	158.8	8,344.2	619.2

	Six Months Ended June 30, 2009		Six Months Ended June 30, 2008*
	Revenues	Income	Revenues	Income
Exploration and production
United States	$153.9	(3.4)	325.6	118.5
Canada	309.7	(5.8)	826.5	387.7
United Kingdom	26.8	7.0	123.6	46.5
Malaysia	643.6	244.7	1,008.7	468.1
Other	.7	(73.9)	.8	(17.1)

	1,134.7	168.6	2,285.2	1,003.7

Refining and marketing
North America	5,638.0	36.0	10,063.0	6.0
United Kingdom	1,173.9	2.6	2,552.2	81.5

	6,811.9	38.6	12,615.2	87.5

	7,946.6	207.2	14,900.4	1,091.2
Intersegment transfers elimination	(30.6)	—	(50.3)	—

	7,916.0	207.2	14,850.1	1,091.2
Corporate	85.4	24.9	3.6	(64.5)

Revenue/income from continuing operations	8,001.4	232.1	14,853.7	1,026.7
Discontinued operations, net of tax	—	97.8	—	1.5

Total revenues/net income	$8,001.4	329.9	14,853.7	1,028.2

*	Reclassified to conform to current presentation.

MURPHY OIL CORPORATION

OIL AND GAS OPERATING RESULTS (Unaudited)

THREE MONTHS ENDED JUNE 30, 2009 AND 2008

(Millions of dollars)	United States	Canada	United Kingdom	Malaysia	Other	Synthetic Oil – Canada	Total
Three Months Ended June 30, 2009
Oil and gas sales and other revenues	$82.9	121.2	15.1	306.2	.2	54.0	579.6
Production expenses	15.7	26.7	3.6	39.6	—	44.9	130.5
Depreciation, depletion and amortization	44.2	47.0	3.2	61.8	.3	5.9	162.4
Accretion of asset retirement obligations	1.7	1.0	.3	1.9	.2	1.0	6.1
Exploration expenses
Dry holes	(.6)	—	—	.1	1.5	—	1.0
Geological and geophysical	.8	.3	—	.4	.7	—	2.2
Other	2.8	.1	.2	—	.7	—	3.8

	3.0	.4	.2	.5	2.9	—	7.0
Undeveloped lease amortization	7.0	19.7	—	—	1.3	—	28.0

Total exploration expenses	10.0	20.1	.2	.5	4.2	—	35.0

Terra Nova working interest redetermination	—	35.1	—	—	—	—	35.1
Selling and general expenses	5.1	4.3	.8	(.9)	5.4	.2	14.9

Results of operations before taxes	6.2	(13.0)	7.0	203.3	(9.9)	2.0	195.6
Income tax provisions (benefits)	2.3	(4.9)	3.4	76.1	.1	.3	77.3

Results of operations (excluding corporate overhead and interest)	$3.9	(8.1)	3.6	127.2	(10.0)	1.7	118.3

Three Months Ended June 30, 2008*
Oil and gas sales and other revenues	$182.5	343.0	37.5	544.1	(.6)	134.0	1,240.5
Production expenses	15.8	22.6	3.2	55.6	—	52.9	150.1
Depreciation, depletion and amortization	28.4	30.0	3.7	51.4	.2	6.5	120.2
Accretion of asset retirement obligations	1.5	1.1	.6	1.3	.2	.2	4.9
Exploration expenses
Dry holes	(.3)	—	—	11.1	—	—	10.8
Geological and geophysical	11.9	2.1	—	(.5)	.1	—	13.6
Other	2.8	.1	.3	.1	3.7	—	7.0

	14.4	2.2	.3	10.7	3.8	—	31.4
Undeveloped lease amortization	6.6	22.1	—	—	.3	—	29.0

Total exploration expenses	21.0	24.3	.3	10.7	4.1	—	60.4

Selling and general expenses	4.9	3.2	.8	(.7)	4.3	.2	12.7

Results of operations before taxes	110.9	261.8	28.9	425.8	(9.4)	74.2	892.2
Income tax provisions (benefits)	39.5	76.5	14.5	162.4	(.3)	23.1	315.7

Results of operations (excluding corporate overhead and interest)	$71.4	185.3	14.4	263.4	(9.1)	51.1	576.5

*	Reclassified to conform to current presentation.

MURPHY OIL CORPORATION

OIL AND GAS OPERATING RESULTS (Unaudited)

SIX MONTHS ENDED JUNE 30, 2009 AND 2008

(Millions of dollars)	United States	Canada	United Kingdom	Malaysia	Other	Synthetic Oil – Canada	Total
Six Months Ended June 30, 2009
Oil and gas sales and other revenues	$153.9	201.6	26.8	643.6	.7	108.1	1,134.7
Production expenses	30.9	48.4	5.5	89.1	—	89.8	263.7
Depreciation, depletion and amortization	87.5	81.5	5.3	135.5	.7	12.2	322.7
Accretion of asset retirement obligations	3.4	2.0	.8	3.6	.3	2.0	12.1
Exploration expenses
Dry holes	10.8	—	—	13.8	43.9	—	68.5
Geological and geophysical	1.6	1.3	—	.2	12.9	—	16.0
Other	4.4	.2	.2	—	3.1	—	7.9

	16.8	1.5	.2	14.0	59.9	—	92.4
Undeveloped lease amortization	12.9	38.9	—	—	1.9	—	53.7

Total exploration expenses	29.7	40.4	.2	14.0	61.8	—	146.1

Terra Nova working interest redetermination	—	35.1	—	—	—	—	35.1
Selling and general expenses	10.5	7.8	1.6	(.8)	11.7	.4	31.2

Results of operations before taxes	(8.1)	(13.6)	13.4	402.2	(73.8)	3.7	323.8
Income tax provisions (benefits)	(4.7)	(2.9)	6.4	157.5	.1	(1.2)	155.2

Results of operations (excluding corporate overhead and interest)	$(3.4)	(10.7)	7.0	244.7	(73.9)	4.9	168.6

Six Months Ended June 30, 2008*
Oil and gas sales and other revenues	$325.6	587.9	123.6	1,008.7	.8	238.6	2,285.2
Production expenses	32.7	46.8	13.2	109.0	—	101.0	302.7
Depreciation, depletion and amortization	55.6	59.9	14.0	103.5	.4	13.2	246.6
Accretion of asset retirement obligations	2.9	2.4	1.1	2.6	.4	.4	9.8
Exploration expenses
Dry holes	.2	—	—	10.8	—	—	11.0
Geological and geophysical	22.1	12.6	—	12.2	.7	—	47.6
Other	4.3	.2	.4	.1	6.8	—	11.8

	26.6	12.8	.4	23.1	7.5	—	70.4
Undeveloped lease amortization	11.7	44.1	—	—	.7	—	56.5

Total exploration expenses	38.3	56.9	.4	23.1	8.2	—	126.9

Selling and general expenses	12.0	6.8	1.8	.5	8.8	.4	30.3

Results of operations before taxes	184.1	415.1	93.1	770.0	(17.0)	123.6	1,568.9
Income tax provisions	65.6	113.3	46.6	301.9	.1	37.7	565.2

Results of operations (excluding corporate overhead and interest)	$118.5	301.8	46.5	468.1	(17.1)	85.9	1,003.7

*	Reclassified to conform to current presentation.

MURPHY OIL CORPORATION

SUMMARIZED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008*	2009	2008*

Revenues	$4,555,846	8,344,218	8,001,398	14,853,743

Costs and expenses
Crude oil and product purchases	3,574,531	6,660,439	6,130,575	11,816,490
Operating expenses	373,889	423,524	736,250	815,048
Exploration expenses	34,946	60,400	146,051	126,896
Selling and general expenses	61,602	55,374	118,434	114,148
Depreciation, depletion and amortization	197,429	155,320	392,198	315,945
Accretion of asset retirement obligations	6,164	5,128	12,417	10,284
Redetermination of Terra Nova working interest	35,091	—	35,091	—
Interest expense	13,184	21,551	25,172	42,704
Interest capitalized	(12,127)	(5,995)	(22,450)	(12,944)

	4,284,709	7,375,741	7,573,738	13,228,571

Income from continuing operations before income taxes	271,137	968,477	427,660	1,625,172
Income tax expense	110,293	349,961	195,576	598,450

Income from continuing operations	160,844	618,516	232,084	1,026,722
Income (loss) from discontinued operations, net of tax	(2,074)	688	97,790	1,474

Net income	$158,770	619,204	329,874	1,028,196

Per Common share - Basic
Continuing operations	$.84	3.26	1.22	5.42
Discontinued operations	(.01)	.01	.51	.01

Total	$.83	3.27	1.73	5.43

Per Common share - Diluted
Continuing operations	$.84	3.22	1.21	5.35
Discontinued operations	(.01)	—	.51	.01

Total	$.83	3.22	1.72	5.36

Cash dividends per Common share	$.25	.1875	.50	.375

Average Common shares outstanding (thousands)
Basic	190,747	189,564	190,634	189,372
Diluted	192,381	192,263	192,189	191,832

*	Reclassified to conform to current presentation.

MURPHY OIL CORPORATION

SUMMARIZED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(Thousands of dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008[1]	2009	2008[1]
Operating Activities
Net income	$158,770	619,204	329,874	1,028,196
(Income) loss from discontinued operations	2,074	(688)	(97,790)	(1,474)

Income from continuing operations	160,844	618,516	232,084	1,026,722
Adjustments to reconcile income from continuing operations to net cash provided by operating activities
Depreciation, depletion and amortization	197,429	155,320	392,198	315,945
Amortization of deferred major repair costs	6,228	6,540	12,729	13,176
Expenditures for asset retirements	(34,588)	(1,717)	(36,686)	(2,928)
Dry hole costs	1,005	10,764	68,476	11,005
Amortization of undeveloped leases	27,930	29,027	53,664	56,515
Accretion of asset retirement obligations	6,164	5,128	12,417	10,284
Deferred and noncurrent income tax charges	25,024	51,769	24,239	162,553
Pretax gain from disposition of assets	(3,570)	(91,860)	(3,585)	(134,246)
Net (increase) decrease in operating working capital other than cash and cash equivalents	(238,105)	210,688	(193,135)	(34,527)
Other - net	(12,982)	22,099	(49,571)	25,321

Net cash provided by continuing operations	135,379	1,016,274	512,830	1,449,820
Net cash provided (required) by discontinued operations	(2,904)	45,783	(328)	58,766

Net cash provided by operating activities	132,475	1,062,057	512,502	1,508,586

Investing Activities
Property additions and dry holes	(493,539)	(503,672)	(1,004,897)	(1,010,329)
Proceeds from sale of assets	1,044	256,551	1,160	360,677
Purchases of investment securities[2]	(586,006)	(345,072)	(1,185,757)	(345,072)
Proceeds from maturity of investment securities[2]	614,887	—	1,021,415	—
Expenditures for major repairs	(5,544)	(25,476)	(12,952)	(33,152)
Other - net	(13,415)	(5,866)	(15,251)	(11,615)
Investing activities of discontinued operations
Sales proceeds	—	—	78,908	—
Other	—	(882)	(845)	(4,587)

Net cash required by investing activities	(482,573)	(624,417)	(1,118,219)	(1,044,078)

Financing Activities
Increase (decrease) in notes payable	535,000	(170,686)	505,000	27,000
Decrease in nonrecourse debt of a subsidiary	—	(5,235)	(2,572)	(5,235)
Proceeds from exercise of stock options and employee stock purchase plans	1,009	10,521	5,429	20,443
Excess tax benefits related to exercise of stock options	74	8,364	2,031	18,310
Cash dividends paid	(47,687)	(35,662)	(95,326)	(71,227)

Net cash provided (required) by financing activities	488,396	(192,698)	414,562	(10,709)

Effect of exchange rate changes on cash and cash equivalents	41,382	2,434	32,128	(11,001)

Net increase (decrease) in cash and cash equivalents	179,680	247,376	(159,027)	442,798
Cash and cash equivalents at beginning of period	327,403	869,129	666,110	673,707

Cash and cash equivalents at end of period	$507,083	1,116,505	507,083	1,116,505

[1]	Reclassified to conform to current presentation.
[2]	Represents cash invested in Canadian government securities with maturities greater than 90 days at the date of acquisition.

MURPHY OIL CORPORATION

OTHER FINANCIAL DATA

(Unaudited, except for December 31, 2008)

(Millions of dollars)

			June 30, 2009	Dec. 31, 2008

Total current assets			$3,192.7	2,847.0
Total current liabilities			1,909.5	1,888.2
Total assets			12,109.3	11,149.1
Long-term debt			1,531.3	1,026.2
Stockholders’ equity			6,637.6	6,278.9

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Capital expenditures - continuing operations
Exploration and production
United States	$140.7	127.0	213.5	277.8
Canada	68.6	107.6	160.5	205.9
Malaysia	213.1	136.7	373.2	289.4
Other	71.7	39.9	177.8	90.0

	494.1	411.2	925.0	863.1

Refining and marketing
North America	30.4	88.1	65.0	204.9
United Kingdom	23.2	12.3	37.2	15.3

	53.6	100.4	102.2	220.2

Corporate	.5	.8	1.7	1.8

Total capital expenditures - continuing operations	548.2	512.4	1,028.9	1,085.1

Charged to exploration expenses*
United States	3.0	14.4	16.8	26.6
Canada	.4	2.2	1.5	12.8
Malaysia	.5	10.7	14.0	23.1
Other	3.1	4.1	60.1	7.9

Total charged to exploration expenses	7.0	31.4	92.4	70.4

Total capitalized	$541.2	481.0	936.5	1,014.7

* Excludes amortization of undeveloped leases of	$28.0	29.0	53.7	56.5

MURPHY OIL CORPORATION

STATISTICAL SUMMARY

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net crude oil, condensate and gas liquids produced – barrels per day	118,145	111,493	128,673	112,416
Continuing operations	118,145	103,716	126,017	104,587
United States	13,529	12,880	13,399	12,496
Canada – light	—	—	—	93
– heavy	6,923	9,259	7,178	9,583
– offshore	12,441	16,555	13,983	17,636
– synthetic	10,102	11,305	11,774	11,368
United Kingdom	3,556	5,335	4,159	6,031
Malaysia	71,594	48,382	75,524	47,380
Discontinued operations	—	7,777	2,656	7,829

Net crude oil, condensate and gas liquids sold – barrels per day	112,538	110,366	123,362	118,649
Continuing operations	112,538	103,613	121,020	110,660
United States	13,529	12,880	13,399	12,496
Canada – light	—	—	—	93
– heavy	6,923	9,259	7,178	9,583
– offshore	16,291	16,241	14,883	16,697
– synthetic	10,102	11,305	11,774	11,368
United Kingdom	2,638	2,618	2,552	5,695
Malaysia	63,055	51,310	71,234	54,728
Discontinued operations	—	6,753	2,342	7,989

Net natural gas sold – thousands of cubic feet per day	147,433	54,739	129,471	61,861
United States	48,702	44,806	50,992	50,845
Canada	52,841	2,068	41,340	3,254
United Kingdom	3,093	7,865	2,794	7,762
Malaysia	42,797	—	34,345	—

Total net hydrocarbons produced – equivalent barrels per day*	142,717	120,616	150,252	122,726
Total net hydrocarbons sold – equivalent barrels per day*	137,110	119,489	144,941	128,959

*	Natural gas converted on an energy equivalent basis of 6:1.

MURPHY OIL CORPORATION

STATISTICAL SUMMARY (Continued)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Weighted average sales prices
Crude oil, condensate and gas liquids – dollars per barrel (1)
United States	$54.94	117.99	46.37	105.25
Canada (2) – light	—	—	—	70.37
– heavy	41.48	81.76	31.50	67.19
– offshore	56.01	121.21	49.79	108.44
– synthetic	58.72	129.51	50.71	114.96
United Kingdom	57.51	121.77	51.40	103.86
Malaysia (3)	52.95	115.45	49.04	101.86
Natural gas – dollars per thousand cubic feet
United States (1)	$3.54	11.83	4.36	9.98
Canada (2)	2.98	8.80	3.31	7.44
United Kingdom (2)	4.48	11.46	5.78	10.98
Malaysia	0.23	—	0.23	—

Refinery inputs – barrels per day	248,364	246,080	241,855	245,294
North America	141,710	126,860	139,228	131,205
United Kingdom	106,654	119,220	102,627	114,089

Petroleum products sold – barrels per day	538,596	549,539	521,333	536,800
North America	429,821	423,363	418,097	425,387
Gasoline	321,714	310,422	311,151	309,103
Kerosine	9,267	88	12,222	2,011
Diesel and home heating oils	75,295	92,520	72,955	94,824
Residuals	14,221	15,550	14,907	14,409
Asphalt, LPG and other	9,324	4,783	6,862	5,040
United Kingdom	108,775	126,176	103,236	111,413
Gasoline	31,799	41,394	29,669	36,019
Kerosine	9,936	14,196	10,349	12,229
Diesel and home heating oils	41,155	45,488	38,033	36,529
Residuals	11,418	14,200	9,507	13,290
LPG and other	14,467	10,898	15,678	13,346

(1)	Includes intracompany transfers at market prices.
(2)	U.S. dollar equivalent.
(3)	Prices are net of payments under the terms of the production sharing contracts for Blocks SK 309 and K.